Exhibit 10.4

SECOND AMENDMENT TO SUBLEASE
Early Termination of the Entire Premises

This Second Amendment effective October 1, 2003, (the “Second Amendment”) is to the Sublease effective March 7, 2000, as amended September 3, 2002, (the “Sublease”) by and between FibroGen, Inc. (“Sublessor”) and EOS Biotechnology, Inc. (the “Sublessee”) (collectively, the “Parties”).  Unless otherwise defined herein, any capitalized terms shall have the meaning ascribed to them in the Sublease.

Sublessee wishes to early terminate the Sublease with respect to all Premises (as defined in the Sublease) effective November 30, 2003.

If Sublessor is successful in negotiating with any third party (“Subsequent Tenant”) to occupy any of the space contained in the Premises (“Re-subleased Area”) prior to March 31, 2004, FibroGen will provide Sublessee with a rebate for a pro rata portion of the fixed charges that would have been due for the entire premises and a portion of the rent corresponding to that Re-Subleased Area between the time the Subsequent Tenant commences a sublease with Sublessor (“Start Date”) and March 31, 2004.

The Parties for good and valuable consideration, receipt of which is hereby acknowledged, agree as follows:

(1) Section 1.2.4 of the Sublease shall be amended and restated in its entirety to read as follows:

“The Term for the Premises shall expire on November 30, 2003.”

(2) In accordance with the requirements of Paragraph 1.6 of the Sublease, Sublessee shall surrender the Premises and perform the following no later than November 30, 2003:

•                  Certify that the Premises are not contaminated with any hazardous biological or chemical residues;

•                  Certify that the labs in the Premises have been properly decommissioned in compliance with regulations of the State of California;

•                  Negotiate in good faith the timely completion of the repair of the items specified in Exhibit A, attached hereto and incorporated herein;

•                  Supply drawings of telephone and computer network cabling for the entire Premises; and

•                  Provide a representation that the patch panels located in the EOS server rooms on the Premises have not been disturbed.

(3) Sublessee shall assign to Sublessor complete ownership interest in any furniture located on the Premises that it does not intend to remove no later than October 31, 2003.  Any such assignment shall include documentation indicating Sublessee’s title to such furniture free from any encumbrance as well as any documentation necessary to perfect the assignment.  Effective upon assignment, the disposition of the assigned furniture shall be Sublessor’s sole responsibility.  Sublessee will identify any furniture and equipment that it will not assign to Sublessor no later than October 31, 2003, and remove any such furniture and equipment by November 15, 2003.  Sublessor shall have the right to charge to Sublessee all costs associated with disposing of furniture and equipment to which Sublessee does not transfer title to Sublessor by November 15, 2003.

(4) On December 1, 2003, Sublessee shall pay to Sublessor a lump sum payment comprising rent and fixed charges due for the Premises between December 1, 2003, and March 31, 2004.  That amount is calculated to be $684,935.45.  If the Parties agree that all the conditions have been met under this Second Amendment and the Sublease, then Sublessee’s deposits totaling $339,618.94 shall be applied against the lump sum payment and fixed charges due so that the revised payment due Sublessor shall be $345,316.51.

(5) Sublessee shall allow Sublessor and the Subsequent Tenant, and any of their agents and contractors access to the Premises to make improvements subject to Article 16 of the Master Lease between FibroGen and Britannia Gateway II Limited Partnership.  Sublessor agrees to indemnify Sublessor against all claims, damages, and liabilities (including attorneys’ fees and costs) that may arise from such access.

(6) In the event that Sublessor enters into a sublease with a Subsequent Tenant, for each Re-Subleased Area the Sublessor shall perform the following:

(a) At least 30 days prior to the Start Date, Sublessor shall notify Sublessee in writing of the actual Start Date and the area comprising the Re-subleased Area.

(b) Sublessor shall refund to Sublessee a pro rata share of the fixed Service charges based on the square footage (defined as those charges for Security and Hazardous Materials Storage) that would have been due for the Re-subleased Area during the period beginning on that Start Date and ending on March 31, 2004.

(c) Thirty (30) days after the Start Date of any Re-subleased Area Sublessor shall refund to Sublessee the following amount calculated by multiplying two dollars and thirty cents ($2.30) per square foot per month (or proportional fraction thereof) for the period beginning on the Start Date of a given Re-subleased Area and ending March 31, 2004, multiplied by the actual area comprising that Re-subleased Area*.  The $2.30 per square foot per month rebate is computed for a specific Subsequent Tenant and would need to be re-computed if a new

* For example, if the total area to be subleased by a Subsequent Tenant is 7,000 square feet and the sublease with that Subsequent Tenant begins on December 1, 2003, then Sublessor would pay Sublessee $64,400.00 calculated by multiplying $2.30 per square foot per month by 7,000 square feet by 4 months.  In addition, Sublessor would pay Sublessee a pro rata share of the fixed service charges for the Re-subleased Premises due between December 1, 2003 and March 31, 2004.

Subsequent Tenant were to negotiate for space.  The amount of the rebate is net of Sublessor’s cost to secure the new Subsequent Tenant.

(7)  Except as otherwise provided herein, the Sublease has not been modified or amended and remains in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the dates indicated below:

FIBROGEN

By:
Wilbert Lee
Chief Financial Officer

Date:

EOS BIOTECHNOLOGY, INC.

By:
Pat Caldwell
VP, Finance & Controller

Date:

Exhibit A

Build #	Room #	Project Description

201	1012	FB #6 VCT was installed instead of carpet during construction
201	1013	FB #6 VCT was installed instead of carpet during construction
201	1021	FB #3 Power drops may need to be removed
201	1024	Replace damaged floor tile in room 1024 as well as in the main hallway
201	1026	FB #3 Case work added along the wall may need to be removed
201	1051	FB #3 Power drops may need to be removed
201		Obtain drawings and specification for the phone and data cables
201		Identify areas that need repairs associated with the removal of equipment to property such as holes in the walls, damage to the floor under equipment, ceiling damage

225	123	Review the electrical configuration, drops may need to be removed
225	124	Review the electrical configuration, drops may need to be removed
225	136	Animal area. There may be exhausts that need to be removed
225	213	Confirm that plumbing has not been removed, this room was setup to be a GW area
225	214	Chemistry hood in this room may have been removed or disabled
225	219	Remove the carpet in room 219 and make sure that the tile is in acceptable condition
225	215	Remove the carpet in room 215 and make sure that the tile is in acceptable condition
225	215	Conference Room. Cooling may not be adjusted properly.
225	218	Telecom room, there may need to be some conversion done to bring it back to a regular room
225	218	EOS didn’t want a sink in the room and agreed to pay to install it at the end of the lease
225	216	Rear door added to the room, it may need to be removed and a solid wall installed
225	216	Walled area added in this room, it may need to be removed
225	204	Changed the plan to offices from labs, cash agreed upon comp $2.1k or $4.9k at end of lease
225		Identify areas that need repairs associated with the removal of equipment property such as holes in the walls, damage to the floor under equipment, ceiling damage
225		Confirm the electrical drawings are updated and identify any needed changes to the system to remove EOS only wire and make the space acceptable for general use.
225		All hoods should be inspected to make sure that they are certified and in good working order
225		Above ceiling penetrations that may have been done by EOS that are not calked for FD Code
225		Obtain drawings and specification for the phone and data cables
225		Return of keys including master keys to Dave and Shari.